EXHIBIT 99.1
Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
May 15, 2007	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REVISES EFFECT OF SFAS 159, LOWERS FIRST QUARTER EARNINGS

Natchez, Mississippi - The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today announced that the Company has revised its application of Statement of Financial Accounting Standards No. 159 ("SFAS 159") to its financial statements for the first quarter of 2007. This revision in the application of SFAS 159 to the Company’s financial statements for the first quarter of 2007 is a result of interpretations by the SEC and further analysis by the accounting industry of SFAS 159 since April 12, 2007, the date on which the Company announced early adoption of SFAS 159.

On April 24, 2007, the Company announced net income and earnings per share for the quarter ended March 31, 2007, of $835 thousand, or $.39 per diluted share, compared to $925 thousand, or $.44 per diluted share, for the quarter ended March 31, 2006. This announcement was based on the Company’s early adoption of Statement of Financial Accounting Standards No. 157 (“SFAS 157”) and SFAS 159 effective January 1, 2007, and the Company’s initial determination to apply the fair value measurement option of SFAS 157 and SFAS 159 to approximately $55 million of its available-for-sale (“AFS”) securities. Subsequently, after discussions with the SEC, the Company decided to apply SFAS 157 and SFAS 159 to only $20 million of its AFS securities. As a result of this decision by the Company, the Company reported net income of $427 thousand ($0.20 basic and $0.20 diluted earnings per share) for the three months ended March 31, 2007 (rather than $835 thousand, or $.39 per diluted share, as announced on April 24, 2007), compared to $925 thousand ($0.44 basic and $0.44 diluted earnings per share) for the three months ended March 31, 2006.

The decrease in earnings was primarily related to the sale of approximately $35 million of the Company's AFS securities on April 12, 2007. Due to changes in interest rates since original purchase, these securities had an unrealized loss, net of tax, of approximately $350 thousand that was held in other comprehensive income in the equity section of the balance sheet. Once the decision to sell the securities was made in April, 2007, the $350 thousand after-tax unrealized loss carried on the balance sheet was transferred from equity and flowed through current earnings on line item "loss on sale of securities" as an other than temporary impairment as of March 31, 2007. The Company believes that the restructure of these securities into a higher yielding portfolio will be beneficial in the long-term as expected earnings and reduced short-term cash flows hedge the negative effects of the inverted yield curve and associated margin compression.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. As of March 31, 2007, the Company reported assets of $367.8 million and equity of $34.0 million. The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at May 1, 2007, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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